Exhibit (a)(1)(I)

FORM OF CONFIRMATION OF REJECTION OF ELIGIBLE OPTIONS

To:
From:	optionexchange@kalarx.com
Date:
Subject:	Confirmation of Rejection of Eligible Options

Thank you for your submission of the election form pursuant to the Tender Offer Statement on Schedule TO and the exhibits thereto including the Offer to Exchange Certain Outstanding Options for Restricted Stock Units filed by Kala Pharmaceuticals, Inc. with the U.S. Securities and Exchange Commission on May 1, 2023 (the “Offer Documents”). With this letter, we are notifying you that our records indicate that you recently attempted to make an election regarding your eligible options. Unfortunately, Kala Pharmaceuticals, Inc. has rejected your election because it was invalid with respect to the following number of Options:

options granted on

Accordingly, such Options will remain outstanding and subject to their current terms and conditions. For additional information regarding the rejection of your Options for exchange, please contact us at optionexchange@kalarx.com. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.